UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 6, 2021
EHEALTH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2625 AUGUSTINE DRIVE, SECOND FLOOR
SANTA CLARA, CA 95054
(Address of principal executive offices)    (Zip Code)

(650) 584-2700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EHTH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 6, 2021, the board of directors (the “Board”) of eHealth, Inc. (the “Company”) appointed Cesar M. Soriano as a Class III director. Mr. Soriano’s addition to the Board was pursuant to the terms of the Cooperation Agreement, dated March 10, 2021, by and between the Company and Hudson Executive Capital LP, on behalf of itself, its affiliates and its affiliated funds.
Mr. Soriano has served as chief executive officer of Confie Corporation (“Confie”), a leading national personal lines insurance distributor, since August 2017. Mr. Soriano joined Confie in September 2016 as its chief strategy officer and subsequently served as its chief operating officer from November 2016 to July 2017 where he defined and led Confie’s stabilization, integration, innovation and growth plan. Mr. Soriano also served as president and chief executive officer of Interstate National Corporation, a provider of finance and insurance products and services, from 2011 to 2016. Mr. Soriano’s background also includes roles as chief executive officer and president of RSM McGladrey Financial Process Outsourcing Solutions, leader of business transformation at TravelClick, Inc., senior vice president, global operations at Bowne Corporation, vice president, reengineering and strategy at Dun and Bradstreet, and leadership roles at Xerox Corporation. Mr. Soriano started his career having served worldwide, including Southwest Asia, as a military intelligence officer in the United States Army. Mr. Soriano holds a B.S. in electrical engineering and a M.S. in management information systems from the Florida Institute of Technology.
Mr. Soriano has been named to the compensation committee of the Board. Other than as described in this Current Report on Form 8-K, no arrangement or understanding exists between Mr. Soriano and any other person pursuant to which he was selected as a director. Furthermore, there are no transactions or currently proposed transactions between Mr. Soriano or any member of his immediate family, on the one hand, and the Company or any of its subsidiaries, on the other hand, that require disclosure under Item 404(a) of Regulation S-K.
On May 6, 2021, in connection with Mr. Soriano’s appointment to the Board as a non-employee director and pursuant to the Company’s 2014 Equity Incentive Plan, Mr. Soriano received an automatic grant of restricted stock units covering 2,876 shares of the Company’s common stock. The restricted stock units vest annually over four years from the date of grant.

Important Additional Information

The Company, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2021 annual meeting of shareholders (the “2021 Annual Meeting”). The Company intends to file a definitive proxy statement and a GREEN proxy card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING GREEN PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2020 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at https://ir.ehealthinsurance.com or on the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended by Amendment No. 1 on Form 10-K/A, on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2021 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement and any amendments or supplements to the proxy statement, when they become available, and other documents filed by the Company with the SEC at no charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://ir.ehealthinsurance.com.

Item 7.01	Regulation FD Disclosure.

On May 6, 2021, the Company issued a press release announcing the appointment of Mr. Soriano to the Board. A copy of the press release is furnished with this report as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description
99.1	Press release issued May 6, 2021 by eHealth, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eHealth, Inc.
Date:	May 6, 2021	/s/ Derek N. Yung
Derek N. Yung Chief Financial Officer (Principal Financial Officer)